Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Friday, July 1, 2005

CLAYTON WILLIAMS ENERGY REVISES

PLANNED CAPITAL EXPENDITURES FOR 2005

Midland, Texas, July 1, 2005 — Clayton Williams Energy, Inc.  (NASDAQ-NMS: CWEI) announced today a revision to its planned exploration and development expenditures for 2005.  Planned capital expenditures for 2005 increased from $128.4 million to $145.2 million.  Approximately 70% of planned expenditures relate to exploratory prospects.  A breakdown of planned expenditures by area is as follows:

	Total
	Planned
	Expenditures	Percent of
Area	For 2005	Total
	(In thousands)
Permian Basin	$59,000	41%
Louisiana	51,900	36%
South and east Texas	17,500	12%
Utah/Montana	12,000	8%
Mississippi	3,800	2%
Other	1,000	1%
	$145,200	100%

The Company’s actual expenditures during fiscal 2005 may be substantially higher or lower than these estimates since plans for exploration and development activities may change during the year.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during fiscal 2005.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com